March 2, 2010

Mr. Royce Winsten
Chairman of the Board
Duckwall-ALCO Stores, Inc.

Dear Mr. Winsten:

I hereby resign, effective immediately, as a director of Duckwall-Alco Stores, Inc. (the “Company”).  I am not resigning because of a disagreement on any matter relating to the operations, policies, or practices of the Company.  I am resigning with the agreement with the Company that I will be (a) paid in full for all meetings I have attended through the date hereof; (b) paid my annual retainer through the annual meeting of stockholders; and (c) reimbursed for out-of-pocket expenses incurred in my service as a director.

Very truly yours, /s/ James V. Worth James V. Worth
AGREED AND ACCEPTED DUCKWALL-ALCO STORES, INC. By: /s/ Royce Winsten Its: Chairman of the Board of Directors Date: March 2, 2010